Exhibit 99

FOR RELEASE –– JULY 27, 2011

Corning Announces Second-Quarter Results

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the second quarter of 2011.

Second-Quarter Highlights
•	Sales were $2 billion, an increase of 4% sequentially and 17% year over year.
•	Earnings per share were $0.47. Excluding special items, earnings per share were $0.48*, comparable with last quarter, but a 17% decline year over year.
•
Display Technologies’ wholly owned business volume decreased slightly sequentially and about 5% compared to a year ago. Samsung Corning Precision Materials Co., Ltd.’s volume was up about 10% on a quarterly basis and up slightly year over year.  The total glass volume, of Corning’s wholly owned business and SCP combined, increased 5% sequentially.

•	Specialty Materials sales increased 11% sequentially and 125% year over year.
•	Telecommunications sales were up 16% sequentially and 24% over last year’s second quarter.

Second-Quarter Financial Comparisons
	Q2 2011	Q1 2011	% Change	Q2 2010	% Change
Net Sales in millions	$2,005	$1,923	4%	$1,712	17%
Net Income in millions	$ 755	$ 748	1%	$ 913	(17%)
Non-GAAP Net Income in millions*	$ 758	$ 751	1%	$ 916	(17%)
GAAP EPS	$ 0.47	$ 0.47	0%	$ 0.58	(19%)
Non-GAAP EPS*	$ 0.48	$ 0.47	2%	$ 0.58	(17%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

“Second-quarter results were in line with our expectations,” Wendell P. Weeks, chairman, chief executive officer and president, said. He added that the results demonstrate the company is moving toward its goal of becoming a more balanced global company by pursuing growth opportunities. “Corning® Gorilla® Glass is the cover glass of choice for next-generation mobile devices; sales continued growing across our major telecommunications product lines; and global demand for our Environmental Technologies emissions products remained strong,” he remarked.

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Corning Announces Second-Quarter Results
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Second-Quarter Segment Results
Sales in the Display Technologies segment were $760 million, a decline of 4% sequentially and 9% year over year. The sequential sales result was due in part to the anticipated temporary curtailment of LCD TV production by Sharp Electronics Corporation. Sharp resumed production in the latter part of the quarter. Glass price declines were moderate.

Telecommunications segment sales were $548 million, an increase of 16% sequentially and 24% year over year. Sequential sales were strong across all major product lines.

Environmental Technologies segment sales were $258 million, essentially even sequentially, but a 40% year-over-year increase. Corning continued to experience very robust worldwide demand for both its diesel and automotive emissions control products.

Specialty Materials segment sales were $283 million, an 11% sequential and 125% year-over-year improvement driven by continued strong demand for Corning Gorilla Glass for handheld devices, tablets, and laptop computers.

Life Sciences segment sales were $155 million, an 8% sequential and 24% year-over-year increase. About half of the year-over-year growth rate was due to acquisitions.

Corning’s equity earnings totaled $428 million compared to $398 million in the previous quarter and $474 million a year ago.

Gross margin for the quarter was 44%, a slight decline from the first quarter, but better than the company anticipated.

Looking Forward
“The display industry has been behaving more cautiously in recent weeks, driven primarily by weaker retail expectations for the second half. We have seen many LCD TV brands reduce their sales forecasts for the year. As LCD panel manufacturers have taken a more measured approach to their supply chain demands, they may be waiting a little longer to raise panel fab utilization for seasonal fourth-quarter retail demand,” Flaws said.

“Based on the lower TV sales expectations and more conservative supply chain behavior, we now expect the worldwide glass market to be between 3.3 billion and 3.4 billion square feet this year, versus previous expectations of 3.5 billion to 3.7 billion square feet,” Flaws remarked. In 2010, worldwide glass volume was 3.15 billion square feet.

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Corning Announces Second-Quarter Results
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In the display segment, Corning expects combined glass volume in the third quarter to be consistent with the second quarter. Glass volume for the company’s wholly owned business is expected to grow in the mid- to upper-single digits sequentially. At Samsung Corning Precision, volume is anticipated to decrease in the mid-single digits for the quarter. Glass price declines are expected to be moderate.

Telecommunications segment third-quarter sales are expected to increase slightly compared to the strong second-quarter performance, and to be up about 20% year over year.

Environmental Technologies segment third-quarter sales should be comparable with the strong second-quarter results.

The third-quarter growth rate in the Specialty Materials segment is expected to be in the upper-single digits. Corning Gorilla Glass is expected to grow 20% sequentially; however, other product lines in the segment are expected to be lower.

“Looking forward, we no longer believe that Corning Gorilla Glass sales this year have the potential to reach $1 billion. Rather, we expect sales will be in the area of $800 million. This adjustment is driven by our realization that television cover glass sales will not be as strong as we originally hoped,” Flaws added.

“Overall,” he said, “we are delighted with our sales growth and the market’s acceptance of Corning Gorilla Glass as the preferred cover glass product. Full-year sales are forecasted to be more than triple last year’s performance,” he concluded.

Corning anticipates equity earnings will be down in the upper-single digits sequentially. The company also expects its gross margin for the quarter to improve by a couple of percentage points.

Corning has updated its capital expenditure guidance and now believes that spending this year will be at the lower end of the company’s range of $2.4 billion to $2.7 billion. The company also has an initial estimate for 2012 capital expenditures in the range of $1.9 billion to $2.0 billion. Most of that planned capital spending will be for Corning products that are poised to grow rapidly over the next several years, such as Gorilla Glass, substrates for catalytic converters, diesel filters, optical fiber, as well as completing its new display glass facility in Beijing, China.

"We remain confident that Corning is on a growth track to reach $10 billion in sales by 2014. Our product innovations will be an important part of this growth story. We are seeing good progress in a number of areas and we are very encouraged by our advancements in photovoltaic glass panels and OLEDs,” Flaws added.

The company noted it has seen increasing success in customer testing with its photovoltaic glass program for thin-film solar panels.

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Corning Announces Second-Quarter Results
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Flaws said that Corning believes OLEDs will be an important component of the display industry in the future, requiring new, advanced glass compositions to maximize OLEDs’ potential. “We have already developed a new glass for OLEDs which is in customer qualification tests now, and we are working on an additional new glass composition for large size OLEDs,” he said.

“These innovations, combined with the strong growth of existing new products such as Corning Gorilla Glass, Corning® ClearCurve® optical fiber, Pretium EDGE™ solutions for data centers, and Corning DuraTrap® AT filters for diesel emissions control, will provide a solid foundation for our growth in sales,” he concluded.

Upcoming Meetings
Corning executives will update their outlook on end markets and business performance at the Citi Technology Conference in New York on Sept. 8 and at the Deutsche Bank Technology Conference in Las Vegas on Sept. 13.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call on Wednesday, July 27 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1951 or for international access call (612) 332-0226 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER TWO’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, August 10, 2011. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 209752. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces Second-Quarter Results
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Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact: Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Investor Relations Contact: Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

View Related Video: A Day Made of Glass

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net sales	$2,005	$1,712	$3,928	$3,265
Cost of sales	1,116	885	2,165	1,707

Gross margin	889	827	1,763	1,558

Operating expenses:
Selling, general and administrative expenses	284	246	534	481
Research, development and engineering expenses	172	144	328	289
Amortization of purchased intangibles	4	2	7	4
Restructuring, impairment and other credits				(2)
Asbestos litigation charge (credit) (Note 1)	5	5	10	(47)

Operating income	424	430	884	833

Equity in earnings of affiliated companies	428	474	826	943
Interest income	5	2	9	5
Interest expense	(22)	(26)	(49)	(52)
Other income, net	43	64	70	128

Income before incomes taxes	878	944	1,740	1,857
Provision for income taxes	(123)	(31)	(237)	(128)

Net income attributable to Corning Incorporated	$755	$913	$1,503	$1,729

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.48	$0.59	$0.96	$1.11
Diluted (Note 2)	$0.47	$0.58	$0.95	$1.09
Dividends declared per common share	$0.05	$0.05	$0.10	$0.10

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	June 30, 2011	December 31, 2010
Assets

Current assets:
Cash and cash equivalents	$4,609	$4,598
Short-term investments, at fair value	1,748	1,752
Total cash, cash equivalents and short-term investments	6,357	6,350
Trade accounts receivable, net of doubtful accounts and allowances	1,252	973
Inventories	917	738
Deferred income taxes	439	431
Other current assets	364	367
Total current assets	9,329	8,859

Investments	5,029	4,372
Property, net of accumulated depreciation	9,755	8,943
Goodwill and other intangible assets, net	883	716
Deferred income taxes	2,679	2,790
Other assets	150	153

Total Assets	$27,825	$25,833

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$26	$57
Accounts payable	1,052	798
Other accrued liabilities	1,005	1,131
Total current liabilities	2,083	1,986

Long-term debt	2,248	2,262
Postretirement benefits other than pensions	886	913
Other liabilities	1,302	1,246
Total liabilities	6,519	6,407

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,634 million and 1,626 million	817	813
Additional paid-in capital	12,989	12,865
Retained earnings	8,227	6,881
Treasury stock, at cost; Shares held: 66 million and 65 million	(1,242)	(1,227)
Accumulated other comprehensive income	464	43
Total Corning Incorporated shareholders’ equity	21,255	19,375
Noncontrolling interests	51	51
Total equity	21,306	19,426

Total Liabilities and Equity	$27,825	$25,833

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash Flows from Operating Activities:
Net income	$755	$913	$1,503	$1,729
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	232	206	458	412
Amortization of purchased intangibles	4	2	7	4
Asbestos litigation charges (credits)	5	5	10	(47)
Restructuring, impairment and other credits				(2)
Cash received from settlement of insurance claims			66
Stock compensation charges	22	26	45	55
Undistributed earnings of affiliated companies	(359)	(417)	(437)	(658)
Deferred tax provision (benefit)	81	(40)	96	10
Restructuring payments	(4)	(19)	(13)	(50)
Credits issued against customer deposits	(7)	(38)	(14)	(68)
Employee benefit payments less than (in excess of) expense	34	(54)	68	(28)
Changes in certain working capital items:
Trade accounts receivable	(122)	(73)	(243)	(193)
Inventories	(64)	(31)	(143)	(62)
Other current assets	(16)	8	(42)	40
Accounts payable and other current liabilities, net of restructuring payments	40	75	(43)	1
Other, net	(55)	109	(199)	172
Net cash provided by operating activities	546	672	1,119	1,315

Cash Flows from Investing Activities:
Capital expenditures	(494)	(136)	(1,026)	(309)
Acquisitions of businesses, net of cash received			(148)
Net proceeds from sale or disposal of assets			1
Short-term investments – acquisitions	(962)	(670)	(1,845)	(894)
Short-term investments – liquidations	949	422	1,852	894
Other, net	2		4	2
Net cash used in investing activities	(505)	(384)	(1,162)	(307)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(2)	(3)	(12)	(61)
Principal payments under capital lease obligations			(32)
Proceeds from issuance of common stock, net		11		15
Proceeds from the exercise of stock options	9	8	73	29
Dividends paid	(79)	(78)	(158)	(156)
Net cash used in financing activities	(72)	(62)	(129)	(173)
Effect of exchange rates on cash	70	(87)	183	(162)
Net increase in cash and cash equivalents	39	139	11	673
Cash and cash equivalents at beginning of period	4,570	3,075	4,598	2,541

Cash and cash equivalents at end of period	$4,609	$3,214	$4,609	$3,214

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended June 30, 2011
Net sales	$760	$548	$258	$283	$155	$1	$2,005
Depreciation (1)	$123	$32	$27	$42	$9	$3	$236
Amortization of purchased intangibles		$2			$2		$4
Research, development and engineering expenses (2)	$27	$32	$23	$36	$5	$24	$147
Equity in earnings of affiliated companies	$319	$1	$1	$5		$2	$328
Income tax (provision) benefit	$(118)	$(22)	$(15)	$(9)	$(7)	$10	$(161)
Net income (loss) (3)	$626	$46	$32	$23	$15	$(20)	$722

Three months ended June 30, 2010
Net sales	$834	$441	$184	$126	$125	$2	$1,712
Depreciation (1)	$129	$32	$25	$12	$8	$3	$209
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$21	$28	$23	$20	$4	$28	$124
Equity in earnings of affiliated companies	$353	$1	$1			$5	$360
Income tax (provision) benefit	$(151)	$(14)	$(2)	$9	$(9)	$13	$(154)
Net income (loss) (3)	$756	$30	$5	$(17)	$18	$(19)	$773

Six months ended June 30, 2011
Net sales	$1,550	$1,022	$517	$537	$299	$3	$3,928
Depreciation (1)	$247	$60	$52	$79	$17	$5	$460
Amortization of purchased intangibles		$3			$4		$7
Research, development and engineering expenses (2)	$52	$61	$46	$65	$9	$46	$279
Equity in earnings of affiliated companies	$613	$4	$1	$8		$9	$635
Income tax (provision) benefit	$(257)	$(41)	$(29)	$(12)	$(14)	$19	$(334)
Net income (loss) (3)	$1,264	$87	$61	$31	$30	$(35)	$1,438

Six months ended June 30, 2010
Net sales	$1,616	$805	$376	$222	$243	$3	$3,265
Depreciation (1)	$257	$62	$51	$23	$16	$6	$415
Amortization of purchased intangibles		$1			$3		$4
Research, development and engineering expenses (2)	$44	$57	$46	$36	$8	$56	$247
Restructuring, impairment and other credits				$(2)			$(2)
Equity in earnings of affiliated companies	$697	$1	$4			$16	$718
Income tax (provision) benefit	$(283)	$(18)	$(7)	$12	$(17)	$24	$(289)
Net income (loss) (3)	$1,459	$38	$16	$(24)	$35	$(34)	$1,490

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net income of reportable segments	$742	$792	$1,473	$1,524
Non-reportable segments	(20)	(19)	(35)	(34)
Unallocated amounts:
Net financing costs (1)	(47)	(44)	(99)	(90)
Stock-based compensation expense	(22)	(26)	(45)	(55)
Exploratory research	(19)	(14)	(36)	(29)
Corporate contributions	(11)	(7)	(32)	(19)
Equity in earnings of affiliated companies, net of impairments (2)	100	114	191	225
Asbestos settlement (3)	(5)	(5)	(10)	47
Other corporate items (4)	37	122	96	160
Net income	$755	$913	$1,503	$1,729

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)
Primarily represents the equity earnings of Dow Corning Corporation.  In the six months ended June 30, 2010, equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation.

(3)
In the three and six months ended June 30, 2011, Corning recorded a charge of $5 million and $10 million, respectively, to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.  In the three and six months ended June 30, 2010, Corning recorded a charge of $5 million and a net credit of $47 million, respectively, primarily to reflect the change in the terms of the proposed asbestos settlement.

(4)	In the six months ended June 30, 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the second quarter of 2011, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

In the second quarter of 2011, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Modified PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended June 30,		Three months ended March 31, 2011
	2011	2010

Basic	1,568	1,558	1,565
Diluted	1,591	1,581	1,589
Diluted used for non-GAAP measures	1,591	1,581	1,589

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2011
	March 31	June 30	Six Months Ended June 30

Display Technologies	$790	$760	$1,550

Telecommunications
Fiber and cable	248	265	513
Hardware and equipment	226	283	509
	474	548	1,022

Environmental Technologies
Automotive	123	121	244
Diesel	136	137	273
	259	258	517

Specialty Materials	254	283	537

Life Sciences	144	155	299

All Other	2	1	3

Total	$1,923	$2,005	$3,928

	2010
	Q1	Q2	Q3	Q4	Total

Display Technologies	$782	$834	$645	$750	$3,011

Telecommunications
Fiber and cable	190	227	232	229	878
Hardware and equipment	174	214	232	214	834
	364	441	464	443	1,712

Environmental Technologies
Automotive	117	109	119	117	462
Diesel	75	75	89	115	354
	192	184	208	232	816

Specialty Materials	96	126	159	197	578

Life Sciences	118	125	125	140	508

All Other	1	2	1	3	7

Total	$1,553	$1,712	$1,602	$1,765	$6,632

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.48	$883	$758

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$878	$755

(a)	In the second quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.47	$867	$751

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$862	$748

(a)	In the first quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.58	$949	$916

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.58	$944	$913

(a)	In the second quarter of 2010, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three and Six Months Ended June 30, 2011
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three and six months ended June 30, 2011 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended June 30, 2011	Six months ended June 30, 2011

Cash flows from operating activities	$546	$1,119

Less: Cash flows from investing activities	(505)	(1,162)

Plus: Short-term investments – acquisitions	962	1,845

Less: Short-term investments – liquidations	(949)	(1,852)

Free cash flow	$54	$(50)